Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN REPORTS FISCAL 2007
SECOND QUARTER RESULTS
Continued strong sales and order intake reflected
in 2007 fiscal second quarter results
Union, New Jersey — October 18, 2006 — Breeze-Eastern Corporation (AMEX:BZC) today reported that fiscal second quarter 2007 operating income increased 17% to $2.6 million from $2.2 million in the prior-year period. Net income for the second quarter of fiscal 2007 was $923 thousand compared to a loss of $102 thousand for the second quarter of fiscal 2006 or income of $.10 per diluted share in fiscal 2007 compared to a loss of $.02 per diluted share in fiscal 2006. Sales of $17.7 million were up 36% from $13.0 million in the second quarter a year ago. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the second quarter of fiscal 2007 rose 17% to $2.9 million from last year’s $2.5 million. New orders received during the second quarter were $25.7 million compared with $15.5 million in the prior fiscal year’s second quarter. The Company’s book-to-bill ratio for the second quarter was 1.5, compared with 1.2 in last year’s second quarter and 1.9 for the full fiscal year 2006.
For the six month period ended October 1, 2006 the Company reported an increase in operating income of 12% to $5.3 million from $4.7 million in the prior year period. Net income increased to $941 thousand from $99 thousand for the first six months of last year. Net sales increased 31% to $33.9 million from the prior year’s $26.0 million. Adjusted EBITDA for the first half of fiscal 2007 rose 13% to $6.0 million from last year’s $5.3 million. New orders received in the first six months of fiscal 2007 increased to $73.3 million from $29.3 million for the same period last year. The Company’s backlog increased during the first six months of fiscal 2007 to $130.4 million from $91.2 million at the end of fiscal 2006 and $38.4 million one year ago. The new orders received in the first six months of fiscal 2007 included $21.5 million of orders related to the Airbus A400M Military Transport Aircraft which is expected to commence shipping in calendar year 2009 and continue through 2020.
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — October 18, 2006 Fiscal 2007 Second Quarter Earnings Release	Page 2 of 5

Robert L. G. White, Chief Executive Officer of the Company, said, “We are pleased with our financial and operational results for the second quarter and are continuing to look at ways to improve our business. During the second quarter, we continued to see a strong trend in sales and order intake. Gross margin for the second quarter was 41% compared to 42% in last year’s same quarter. This slight decrease in the gross margin was influenced by the mix of products sold being more heavily weighted toward new production of hoists and winches and cargo hooks which have lower margins than the aftermarket sales in overhaul and repair and spare parts. The new production also accounted for the majority of the increased sales. Selling, General and Administrative expenses increased $1.4 million, or 42%, from last year’s second quarter. This increase is predominately attributable to planned increased engineering costs related to the contract for the Airbus A400M Military Transport Aircraft and increased spending for marketing with engineering accounting for over half of the increase. Interest expense for the second quarter was down $1.3 million resulting from the paydown of debt using the proceeds from the issuance of 2.5 million shares of common stock in the fourth quarter of fiscal 2006 and the refinancing of the remaining debt in the first quarter of fiscal 2007.”
Outlook for fiscal 2007 unchanged
Mr. White concluded, “The positive order and sales trends we have seen in the last two quarters are expected to continue through the remainder of fiscal 2007. Our SG&A costs will continue to be higher than last year driven mainly by the efforts necessary for the Airbus contract. This is in line with our plan and we expect to be able to meet our previously stated targets for fiscal 2007 of $70.0 million in sales, and Adjusted EBITDA of $14.0 million. Our primary focus for the remainder of fiscal 2007 includes the continued pursuit of new hoist, winch, and weapons handling systems sales on a global basis to provide a solid base upon which to build value for our shareholders.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, which employs approximately 195 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.4 million in the fiscal year ended March 31, 2006.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA

Breeze-Eastern Corporation — October 18, 2006 Fiscal 2007 Second Quarter Earnings Release	Page 3 of 5

because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and Quarterly Report on Form 10-Q for the period ended July 2, 2006 .
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — October 18, 2006 Fiscal 2007 Second Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	10/1/06	9/25/05	10/1/06	9/25/05
Net sales	$17,682	$12,997	$33,924	$25,979
Cost of sales	10,508	7,551	19,325	14,896

Gross profit	7,174	5,446	14,599	11,083

General, administrative and selling expenses	4,589	3,232	9,335	6,386
Interest expense	1,017	2,361	2,286	4,556
Other expense (income)-net	30	18	79	(19)
Loss on extinguishment of debt	—	—	1,331	—

Income (loss) before income taxes	1,538	(165)	1,568	160

Provision (benefit) for income taxes	615	(63)	627	61

Net income (loss)	$923	$(102)	$941	$99

Basic earnings per share:
Net income (loss)	$0.10	$(0.02)	$0.10	$0.01

Diluted earnings per share:
Net income (loss)	$0.10	$(0.02)	$0.10	$0.01

Weighted average basic shares	9,251,000	6,700,000	9,240,000	6,699,000
Weighted average diluted shares	9,362,000	6,700,000	9,338,000	6,725,000

Breeze-Eastern Corporation — October 18, 2006 Fiscal 2007 Second Quarter Earnings Release	Page 5 of 5

BALANCE SHEET INFORMATION

	10/1/06	3/31/06
Current assets	$37,994	$38,369
Property, plant and equipment — net	4,938	4,810
Other assets	37,102	38,766

Total assets	$80,034	$81,945

Current portion of long-term debt and short term borrowings	$9,036	$4,562
Other current liabilities	12,124	16,707

Total current liabilities	21,160	21,269
Long-term debt	35,991	39,415
Other non-current liabilities	9,198	8,933
Stockholders’ equity	13,685	12,328

Total liabilities and stockholders’ equity	$80,034	$81,945

Reconciliation of Reported Income (Loss) to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	10/1/06	9/25/05	10/1/06	9/25/05
Net sales	$17,682	$12,997	$33,924	$25,979
Cost of sales	10,508	7,551	19,325	14,896

Gross Profit	7,174	5,446	14,599	11,083

General, administrative and selling expenses	4,589	3,232	9,335	6,386

Operating income	2,585	2,214	5,264	4,697

Add back: depreciation and amortization	353	299	698	594

Adjusted EBITDA	$2,938	$2,513	$5,962	$5,291

Net income (loss)	$923	$(102)	$941	$99
Provision (benefit) for income taxes	615	(63)	627	61
Depreciation and amortization	353	299	698	594
Interest expense	1,017	2,361	2,286	4,556
Other expense (income)-net	30	18	79	(19)
Loss on extinguishment of debt	—	—	1,331	—

Adjusted EBITDA	$2,938	$2,513	$5,962	$5,291

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